Exhibit 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

December 4, 2020

Pacific Biosciences of California, Inc.

1305 O’Brien Drive

Menlo Park, California 94025

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of common stock of the Company (the “Shares”) under the Company’s 2020 Inducement Equity Incentive Plan (the “Inducement Plan”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Inducement Plan and pursuant to the agreements that accompany the Inducement Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation